Exhibit 10.2
SHARE TRANSFER AGREEMENT
This Share Transfer Agreement (the “Agreement”) is made as of June 15, 2011 by and between:
ISRAEL HEALTHCARE VENTURES 2 LP INCORPORATED, a Guernsey limited partnership, with offices located at 32 Habarzel st. Ramat Hachayal, Israel (the “Transferee”); and
MEDGENESIS PARTNERS LTD., an Israeli Company (p.c. number 513054064) located at 25 Lechi St., Bnei Brak, Israel (the “Transferor”).
Whereas the Transferor own securities in TopSpin Medical, Inc. (the “Company”) a corporation incorporated under the laws of the State of Delaware whose securities are publicly traded on the Tel Aviv Stock Exchange Ltd. (the “TASE”); and

Whereas The Transferee wishes to receive and the Transferor wishes to transfer to Transferee part of its securities pursuant to the terms hereof.
NOW, THEREFORE, the parties (each a “Party” and collectively “Parties”) hereby agree as follows:
1.	Recitals & Definitions

1.1	The recitals and schedules to this Agreement form integral and binding parts thereof.

1.2	The following terms used in this Agreement shall have the meaning ascribed to herein:
1.2.1	“Common Stock” means reorganized common stock of the Company par value US $0.001 each.

1.2.2	“Transferred Shares” means 1,015,295 Common Stock.
2.	The transfer of the Transferred Shares
2.1
At the Closing (as defined below) the Transferor shall transfer to the Transferee the Transferred Shares for no consideration, but subject to the simultaneous closing of the share transfer agreement between the Transferee and the Company with respect to all of its holdings in Metamorefix Ltd. for no consideration (the “Metamorefix Shares Transfer”).

2.2
The Transferred Shares are transferred “as-is” without any representation by Transferor to Transferee, with respect to the Company and the Transferred Shares, except to the following specific representations: (i) Transferor has paid the Company the full consideration due for the Transferred Shares and there is no debt due to the Company or anyone else with respect to the Transferred Shares; (ii) the Transferor is the sole and exclusive owner of the Transferred Shares, and subject to lock-up provisions under relevant legislation the Transferred Shares are free and clear of any and all encumbrances, liens and third parties’ rights; (iii) Transferor has not Transferred nor promised to sell the Transferred Shares to any third party; (iv) this Agreement constitutes a valid and legally binding obligation of the Transferor, legally enforceable against the Transferor in accordance with its terms; and (v) Transferor has full power and authority to transfer the Transferred Shares.

2.3	The Transferee confirms that it is aware of and accepts the following restrictions with respect to the Transferred Shares:
2.3.1
The Transferred Shares to be received under this Agreement are being received by Transferee for investment and not as a nominee or agent for the benefit of any other person, and Transferee has no current intention of distributing, re- selling or assigning Transferred Shares.

2.3.2
Transferee understands that the sale of the Transferred Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under the laws of the state of Israel nor any other jurisdiction, and that there is no obligation to so register the Transferred Shares. Transferee understands and agrees further that the Transferred Shares must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration under the 1933 Act covering the sale of the Transferred Shares is available and under the relevant Israeli Securities laws and TASE regulations. Transferee understands that legends stating that the Transferred Shares have not been registered under the 1933 Act and the securities laws of the state of Israel and setting out or referring to the restrictions on transferability and sale of the Transferred Shares will be placed on all documents evidencing the Transferred Shares. Transferee understands and agrees further that the certificates evidencing the Transferred Shares shall bear legends contemplated by the 1933 Act and under requirements set out by Israeli securities laws. Transferee is aware that the Transferred Shares are not listed for trading on TASE and shall not be registered with the transfer agent — Hachevra LeRishumim, until the Transferred Shares are registered pursuant to the 1933 Act and until the needed US SEC approvals and the Israeli authorities approvals including TASE are received. Transferee is also aware and undertakes to comply with the restrictions on re-sale according to the Israeli Securities laws and regulations with respect to the Transferred Shares.

2.3.3
Transferee is aware that: (i) investment in the Company involves a high degree of risk, lack liquidity and substantial restrictions on transferability of interest; and (ii) no Israeli, US Federal or any state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, regarding the Transferred Shares.

2.3.4
Transferee has sufficient financial resources available to support the loss of all or a portion of Transferee’s investment in the Company, has no need for liquidity in the investment in the Company and is able to bear the economic risk of the investment.

2.3.5
Transferee represent that he is not a U.S. Person (as such term is used under the 1933 Act) and is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate an investment in the Company.

2.3.6
Transferee has been furnished any and all materials it has requested relating to the Company or the offering of the Transferred Shares and Transferee has been afforded the opportunity to ask questions of the senior management and directors of the Company to obtain any additional information necessary to verify the accuracy of the information provided to Transferee. Transferee understands that such material is current information about the Company and does not in any way guarantee future performance or the completion of future proposed events discussed in such material. Transferee, either alone or with its professional advisors, has the capacity to protect his own interests in connection with this transaction.

2.4
The Transferee further represents to the Transferor that: (i) this Agreement constitutes a valid and legally binding obligation of the Transferee, legally enforceable against Transferee in accordance with its terms; and (ii) Transferee has full power and authority to effect the transactions set out herein and the financial means to do so.

2.5	The Transferor agrees to compensate the Transferee by transfer of additional shares of the Company if and upon one or more of the following events occurs:
2.5.1
It is the intent of the Parties that the Transferred Shares shall represent 10% of the outstanding share capital of the Company (not on a fully diluted basis) post the Listing Transactions (as defined below) and therefore if post such Listing Transactions, Transferee holds less than the intended 10%, the Parties shall conclude additional transactions in order to compensate the Transferee proportionally. The term “Listing Transactions” shall mean transactions in which the Transferor is involved for the purpose of returning the Company to the main list (“Listing Transactions”).

2.5.2
If prior to the next public offering consummated in the Company, other shareholders of Metamorefix Ltd. conclude a more beneficial transaction (to such shareholder) with the Transferor, concerning the sale or transfer of their shares, then the transactions set out herein and in the Metamorefix Share Transfer, a compensation mechanism shall be reached between the Parties.

2.5.3
The holdings of the Transferee shall not be diluted by any shares issued by the Company to the shareholders of Metamorefix Ltd. in return for their shares in Metamorefix, if such transaction shall take place.

2.5.4
During a period commencing at the Closing (as defined below) and terminating upon the earlier of (i) 12 months following the Closing; or (ii) consummation of an M&A transaction in which Metamorefix is not the surviving entity or 100% of the Metamorefix shares are transferred to the Company (“Protection Period”), Transferee has the right (including immediately prior to an M&A transaction in Metamorefix with a third party — not the Company) to transfer to Transferor all of the Transferred Shares and any other benefit received pursuant to Section 2.5, and Transferor together with Mr. Ascher Shmulewitz shall transfer to Transferee all of their currently held securities in Metamorefix (i.e. 1,400,000) and shall use best efforts to cause all such personal rights (i.e. the right to appoint a director) in the name of the Transferor or Mr. Shmulewitz included in the Metamorefix Articles of Association to be transferred to the name of the Transferee. For that purpose, Transferor shall refrain from disposing of its securities in Metamorefix during the Protection Period (except as part of said M&A).

2.6
In addition, but without derogating from the Transferee’s representations above, if the Company registers the Transferor’s securities, then the Transferor shall use best efforts to cause the Company to include the Transferee’s Transferred Shares in such registration.

It is clarified and agreed between the Parties that the protection and other benefits granted to the Transferee pursuant to Sections 2.5 and 2.6, are made solely between the Parties and does not obligate the Company in anyway,
2.7
The closing date of the transfer of the Transferred Shares shall be simultaneously with the closing of the Metamorefix Shares Transfer and when the compliance with all legal aspects of the transfer is verified by the Parties, mainly compliance with Israeli and US securities laws and the TASE rules and regulations (“Closing”). If the Closing does not take place within 15 days of the date hereof, each Party may terminate this Agreement by written notice to the other Party and neither Party shall have any demands or claims against the other Parties with respect to such termination.

2.8	At the Closing the Transferor shall execute the needed transfer documentation in order to finalize the transfer.
2.9	The Parties shall provide notice to the Company as needed in order to notify it in a timely manner of this Agreement and the transfer according to applicable rules and regulations.

3.	Miscellaneous
3.1
This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled. The Parties confirm that there are no voting agreements between them and not other agreements between them concerning the Company except as set out herein.

3.2
Each Party shall take any and all action that may be required, including signing on additional documentation, providing information, voting shares, in order to fulfill the terms and intentions set forth herein.

3.3
No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

3.4
This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof any matter governed by provided, however, that any and all issues relating to US SEC rules, would be governed by such rules and laws. The exclusive jurisdiction is granted to the courts of Tel-Aviv, Israel. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.5
All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be deemed to have arrived at its destination: (i) upon delivery or within 7 days of sending via registered mail; (ii) one business day after transmission if sent via fax or e-mail; (iii) upon delivery, if hand delivered, to the addresses listed in the preamble to this Agreement.

3.6
The rights and obligations of the Parties hereby may not be assigned without the consent of the other Party. Except that the right to receive cash consideration maybe assigned subject to providing notice to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the above date

ISRAEL HEALTHCARE VENTURES 2 LP INCORPORATED	MEDGENESIS PARTNERS LTD.

By its authorized signatory	By its authorized signatory
Name: Dr. Hadar Ron	Name: Dr. Ascher Shmulewitz
/s/ Dr. Hadar Ron	/s/ Dr. Ascher Shmulewitz